UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

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DXP Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

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DXP ENTERPRISES, INC.
7272 Pinemont
Houston, Texas 77040
(713) 996-4700

May 14, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. to be held at 9:00 a.m., Central Daylight Time, on Tuesday, June 23, 2015 at our offices, 7272 Pinemont, Houston, Texas 77040.

This year you will be asked to consider proposals concerning the election of directors.  Shareholders will also be asked to approve a non-binding resolution to endorse the Company's executive compensation program. These matters are explained more fully in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve the proposals and urges you to vote at your earliest convenience, whether or not you plan to attend the Annual Meeting.

Thank you for your cooperation.

Sincerely,

David R. Little
Chairman of the Board,
President and Chief Executive Officer

DXP ENTERPRISES, INC.
7272 Pinemont
Houston, Texas 77040

Notice of Annual Meeting of Shareholders to be Held June 23, 2015

The Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation, will be held on Tuesday, June 23, 2015, at 9:00 a.m., Central Daylight Time, at the DXP Enterprises, Inc. offices at 7272 Pinemont, Houston, Texas 77040, for the following purposes:

1.	To elect four directors to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;
2.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on April 27, 2015, will be entitled to vote at the meeting. Please note that there are separate forms of proxy cards for each class of stock.

By Order of the Board of Directors,

Mac McConnell, Secretary

May 14, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
June 23, 2015

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) related to the Internet availability of proxy materials, DXP Enterprises, Inc. is providing access to its proxy materials by notifying you of the availability of its proxy materials on the internet. DXP’s Proxy Statement for the Annual Meeting to be held on June 23, 2015 and Annual Report on Form 10-K are available at http://materials.proxyvote.com/233377, which does not have “cookies” that identify visitors to the site. This website is not a form for voting and presents only an overview of the more complete proxy materials. Shareholders are encouraged to access and review the proxy materials before voting. This site will also have directions to attend the meeting and vote in person.

DXP ENTERPRISES, INC.
Proxy Statement
For Annual Meeting of Shareholders
to be Held June 23, 2015

This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc. (the “Company” or “DXP”), 7272 Pinemont, Houston, Texas 77040 (Tel. No. 713 996-4700), in connection with the solicitation by the Board of Directors of DXP (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 23, 2014, at 9:00 a.m., Central Daylight Time, at DXP’s principal executive offices, 7272 Pinemont, Houston, Texas 77040, or any adjournment thereof.

Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein, unless revoked in the manner provided below. The Board recommends a vote “FOR” the nominees for director listed in the proxy statement and the accompanying proxy card, and "FOR" approval, on a non-binding, advisory basis, the compensation of the named executive officers. If a shareholder does not specify otherwise in the proxy, the shares represented by his or her proxy will be voted as recommended by the Board. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire.  The proxy may be revoked at any time before it is exercised by written notice delivered to the Corporate Secretary at 7272 Pinemont, Houston, Texas 77040 at or prior to the meeting. We are mailing to shareholders of record a Notice of Internet Availability of Proxy Materials and will make this proxy statement and our annual report, which contains audited financial statements for the year ended December 31, 2014, available to our shareholders of record on or about May 14, 2015.

At the close of business on April 27, 2015 (the "Record Date") there were outstanding and entitled to vote 14,229,556 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 1,122 shares of Series A Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), and only the holders of record on the Record Date are entitled to vote at the meeting.

The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting voting together with the holders of Common Stock as a single class. The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

Shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a class, held by shareholders present in person or represented by proxy, including shares held by shareholders that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present at the meeting.

If a broker does not have discretionary voting authority to vote shares for which it is the holder of record with respect to a particular matter at the meeting, the broker cannot vote the shares and they will not be counted in determining whether a quorum is present. Accordingly, these broker non-votes and any abstentions would not be treated as a vote for or against a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter.

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class and entitled to vote at the meeting is required for the election of directors. The affirmative vote of the holders of shares representing at least a majority of the shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, that are entitled to vote at the meeting and that are represented at the meeting, by person or proxy, is required for the approval of the non-binding, advisory vote on executive compensation.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to vote with respect to each of the four nominees for election to the Board. All directors hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies “FOR” the election of each of the nominees named below, unless otherwise specified in any particular proxy. Management of DXP does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board. In accordance with DXP’s Bylaws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors.

The persons listed below have been nominated for election to fill the four director positions to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

NOMINEE	AGE	POSITION	SINCE
David R. Little	63	Chairman of the Board, President and Chief Executive Officer	1996
Cletus Davis	85	Director	1996
Timothy P. Halter	48	Director	2001
Bryan Wimberly	75	Director	2013

Information Regarding Nominees and Directors

Background of Nominees for Director

David R. Little. Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of DXP since its organization in 1996 and also has held these positions with SEPCO Industries, Inc., predecessor to the Company (“SEPCO”), since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President. Mr. Little gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies. He also provides leadership skills and knowledge of our local community and business environment, which he has gained through his long career with DXP and its predecessor companies.

Cletus Davis. Mr. Davis has served as a Director of DXP since 1996. Mr. Davis is an attorney, Board Certified as a Commercial Real Estate attorney, Texas Board of Specialization, practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C. Mr. Davis brings to our Board a diverse business background, financial experience, and experience analyzing risk.

Timothy P. Halter. Timothy P. Halter. Mr. Halter has served as a Director of DXP since July 2001. Mr. Halter is the Chairman and Chief Executive Officer of Halter Financial Group, Inc., a position he has held since 1995. Halter Financial Group is a Dallas, Texas based consulting firm specializing in the areas of mergers, acquisitions and corporate finance.  From March 2007 through December 2012, Mr. Halter served as President of Marketing Acquisition Corp., a public company, which was listed on the over-the-counter bulletin board and was not conducting business operations. From November 2004 through October 2010, Mr. Halter served as the sole officer and director of BTHC XV, Inc., a public company which was listed on the over-the-counter bulletin board and was not conducting business operations. From November 2004 through January 2011, Mr. Halter served as the sole officer and director of BTHC XIV, Inc., a public company which was listed on the over-the-counter bulletin board and was not conducting business operations. From September 2009 through August

2010, Mr. Halter served as the sole officer and director of SMSA Gainesville Acquisition Corp, a public company which was listed on the over-the-counter bulletin board and was not conducting business operations. From September 2009 through November 2010, Mr. Halter served as the sole officer and director of SMSA Crane Acquisition Corp, a public company which was listed on the over-the-counter bulletin board and was not conducting business operations. From May 2010 through May 2011, Mr. Halter served as the sole officer and director of SMSA Treemont Acquisition Corp, a public company, which was listed on the over-the-counter bulletin board and was not conducting business operations. From May 2010 through May 2012, Mr. Halter served as the sole officer and director of SMSA Katy Acquisition Corp, a public company, which was listed on the over-the-counter bulletin board and was not conducting business operations. From May 2010 through August 2012, Mr. Halter served as the sole officer and director of SMSA Humble Acquisition Corp, a public company, which was listed on the over-the-counter bulletin board and was not conducting business operations. From May 2011 through February 2012, Mr. Halter was the president and principal shareholder of SMSA Dallas Acquisition Corp, which was registered under Section 12 of the Securities Exchange Act of 1934, but was not eligible to trade. Mr. Halter brings the Board extensive knowledge in the area of corporate finance. Mr. Halter brings the Board extensive knowledge in the area of corporate finance.

Bryan Wimberly. Mr. Wimberly has served as a Director of DXP since July 24, 2013. Mr. Wimberly retired from DXP in 1999. At the time of his retirement from DXP, Mr. Wimberly was Senior Vice President-Corporate Development. Mr. Wimberly was employed by DXP, or its predecessor company, in various executive capacities since 1987. Prior to employment by DXP, Mr. Wimberly served as President and CEO of The Shoreline Companies, Inc. (a distributor of pumping and valve automation equipment headquartered in Houston, which was acquired by DXP). Mr. Wimberly is a graduate of Yale University with a BA and holds an MBA from the Wharton School of Finance. He is a founder and past president of GDPWW – a nation-wide organization of industrial distributors. Mr. Wimberly has served on the Board of Directors of Automation Technology, Inc., a privately owned Houston based manufacturer of valve automation equipment for the past three years. Mr. Wimberly brings the Board a broad business background, including experience with industrial distribution, corporate finance and mergers and acquisitions.

Corporate Governance and Other Board Matters

DXP is committed to having sound corporate governance principles. Having such principles is essential to running DXP’s business efficiently and maintaining DXP’s integrity in the marketplace.

Code of Conduct and Code of Ethics for Senior Financial Officers

DXP has adopted a code of conduct for directors, officers (including DXP’s principal executive officer, principal financial officer and controller) and employees. Also, DXP has adopted a code of ethics for senior financial officers (including DXP’s principal executive office, principal financial officer and controller). The Code of Conduct and Code of Ethics for Senior Financial Officers are available on DXP’s website at http://www.DXPE.com. DXP intends to post amendments to or waivers (to the extent applicable to DXP’s principal executive officer, principal financial officer or controller, or persons performing similar functions), if any, from its Code of Ethics for Senior Financial Officers at the same location on the DXP website.

Policy Regarding Restricted Transactions

Our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short. We have adopted a pledging limitation policy for our directors and executive officers restricting directors and executive officers from pledging shares of the Company and holding shares of the Company in margin accounts. Directors and executive officers of the Company may pledge shares or hold shares in margin accounts so long as all of the following policy requirements are met: (i) prior to pledging shares or holding shares in a margin account such director or executive officer shall obtain approval from the Chief Financial Officer and General Counsel, and (ii) in no event shall the total number of shares collectively pledged by our directors and executive officers exceed 10% of the Company’s total outstanding Common Stock.

Board Independence

The Board has determined that each of the current directors standing for re-election, except David R. Little, the Chairman of the Board and Chief Executive Officer, has no material relationship with DXP (either directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board of Directors has no material relationship with DXP (directly or as a partner, shareholder or officer of an organization that has a relationship with DXP) and is “independent” within the requirements of the NASDAQ listing standards.

Board Structure and Committee Composition

The Board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on the Board possess considerable professional and industry experience and a unique knowledge of the challenges and opportunities that DXP faces. As such, the Board believes that it is in the best position to evaluate the needs of DXP and to determine how best to organize DXP’s leadership structure to meet those needs. The Board believes that the most effective leadership structure for DXP at the present time is for Mr. Little to serve as both Chairman of the Board and Chief Executive Officer.

This model has succeeded because it makes clear that the Chairman of the Board and Chief Executive Officer is responsible for managing our business, under the oversight and review of our Board. This structure also enables our Chief Executive Officer to act as a bridge between management and the Board, helping both to act with a common purpose. Mr. Little has been our Chairman of the Board and Chief Executive Officer since DXP’s organization in 1996 and has been with DXP and its predecessor companies for over 39 years.

There is no specific lead independent director. The Board believes that there is already substantial independent oversight of DXP’s management and a strong counterbalancing governance structure in place, as demonstrated by the following:

•	We have a majority of independent directors: Three out of the four directors meet the criteria for independence required by NASDAQ; only Mr. Little is deemed not to be independent.

•
All committees are composed solely of independent directors: Our Audit, Compensation and Nominating and Governance Committees are each composed solely of independent directors. Each of our independent directors serves on each of the committees.

•
Non-employee directors meet regularly: Our non-employee directors typically meet in executive sessions without our employee director (Mr. Little) at each regularly scheduled Board meeting. Our non-employee directors held four executive sessions during the year ended December 31, 2014.

The Board has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. During the fiscal year ended December 31, 2014, the Board met four times, the Compensation Committee met four times, the Nominating and Governance Committee met four times and the Audit Committee met four times. Each director attended all of the meetings of the Board and committees of which he was a member, except Bryan Wimberly, who did not attend the meeting held May 7, 2014.  DXP does not have a policy regarding director attendance at Annual Meetings of Shareholders. One director attended the last Annual Meeting of Shareholders.

Messrs. Davis, Halter, and Wimberly are the members of the Audit, Compensation and Nominating and Governance Committees.

Audit Committee

DXP has an Audit Committee, which assists the Board in fulfilling its responsibilities for general oversight of the integrity of DXP’s financial statements, DXP’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of DXP’s independent auditors. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter; appoints, evaluates and determines the compensation of DXP’s independent auditors; reviews and approves the financial statements, the audit fee and the scope of the annual audit; reviews DXP’s disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on DXP’s financial statements. The Audit Committee works closely with management as well as DXP’s independent auditors. Furthermore, the Audit Committee has the responsibility of overseeing DXP’s Business Ethics Policy. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that Audit Committee Chairman Tim Halter is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K, as adopted by the Securities and Exchange Commission, and was independent within the meaning of the NASDAQ listing standards. The report of the Audit Committee is included herein beginning on page 22. A current copy of the charter of the Audit Committee is available on DXP’s website at http://www.DXPE.com.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of DXP’s executive officers and directors; produces an annual report on executive compensation for inclusion in DXP’s proxy statement; provides general oversight of equity compensation plans; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include: reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving employment agreements for executive officers; approving and amending DXP’s incentive compensation for executive officers and stock compensation programs (subject to shareholder approval if required); recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its charter.

The Compensation Committee charter provides that the Compensation Committee may delegate any of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of not less than two members of the Compensation Committee. No such delegation of duties and responsibilities occurred in 2014. In addition, the Compensation Committee may delegate to one or more individuals the administration of equity incentive or employee benefit plans, unless otherwise prohibited by law or applicable stock exchange rules. Any such delegation may be revoked by the Compensation Committee at any time.

A current copy of the charter for the Compensation Committee is available on DXP’s website at http://www.DXPE.com.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and Chief Executive Officer and presenting the results of the review to the Board and to the Chairman of the Board and Chief Executive Officer; reviewing and recommending proposed changes to DXP’s charter or bylaws and Board committee charters; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

A current copy of the charter for the Nominating and Governance Committee is available on DXP’s website at http://www.DXPE.com.

Board’s Role in Risk Oversight

Our Board receives regular reports from Mr. Little, our Chairman of the Board and Chief Executive Officer, and other members of our senior management who supervise various aspects of our business, including operations, finance, compliance, investor relations and safety and environmental matters, on risk management.

Consideration of Shareholder Recommendations

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for board membership and should be addressed to:

Corporate Secretary
DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with longstanding DXP values and standards. They should have broad experience at the policy-making level in business, government, education or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The Nominating and Governance Committee does not have a specific policy regarding diversity and believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experiences, knowledge, attributes and abilities that will allow the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. The Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for DXP’s Annual Meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. In evaluating such nominations, the Nominating and Governance Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. The sessions are scheduled and chaired by the Chair of the Audit Committee. Any non-management director may request that an additional executive session be scheduled.

Communications with the Board

Shareholders may communicate with the Board by submitting an e-mail to the attention of the Board at hrgrp@dxpe.com or by mailing correspondence to the Board of Directors c/o Human Resources, 7272 Pinemont, Houston, Texas 77040. All such correspondence will be forwarded to the Board. Communications that are intended specifically for non-management directors should be sent to the attention of the Audit Committee. All such correspondence will be forwarded to the Chairman of the Audit Committee, or if unavailable, to the other members of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 27, 2015 with respect to (i) persons known to DXP to be beneficial holders of five percent or more of the outstanding shares of either Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers, directors and director nominees of DXP and (iii) all executive officers and directors of DXP as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock listed below. We calculated the percentage of shares outstanding based on 14,229,556 shares of Common Stock, 1,122 shares of Series A Preferred Stock, and 15,000 shares of Series B Preferred Stock outstanding as of April 27, 2015. In accordance with SEC regulations, we also include shares issuable upon settlement of restricted stock units (“RSUs”) that are vested, or will become vested within 60 days of April 27, 2015 (the “table date”). Those shares are deemed to be outstanding and beneficially owned by the person holding such RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

NAME OF BENEFICIAL OWNER (1)	COMMON STOCK	%	SERIES A PREFERRED STOCK	%	SERIES B PREFERRED STOCK	%
David R. Little (2)	1,395,853	9.8%			15,000	100.0%
Mac McConnell	116,870	*
Todd Hamlin (3)	21,208	*
Kent Yee (4)	25,946	*
Cletus Davis, Director (5)	18,072	*
Timothy P. Halter, Director (5)	14,868	*
Gary Messersmith (6)	15,594	*
Bryan Wimberly, Director (5)	3,600	*
All executive officers and, directors as a group (12 persons) (7)	1,643,726	11.6%			15,000	100.0%
FMR LLC 245 Summer Street Boston, MA 02210 (8)	913,908	6.3%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022 (9)	1,481,429	10.4%
Donald E. Tefertiller (10)			374	33.3%
Norman O. Schenk (10)			374	33.3%
Charles E. Jacob (10)			187	16.7%
Ernest E. Herbert (10)			187	16.7%
*Less than 1%

(1)	The business address for all listed beneficial owners is 7272 Pinemont, Houston, Texas 77040, unless otherwise noted.

(2)	Excludes 24,123 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture.

(3)	Excludes 6,400 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture.

(4)	Excludes 15,200 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture.

(5)	Excludes 973 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture.

(6)	Excludes 36,000 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture.

(7)
Excludes RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture in notes (1) through (6) as well as an additional 6,800 RSUs that vest after 60 days subsequent to the table date and are subject to possible forfeiture from three officers of the Company not listed in the table above.

(8)
Based solely on a Schedule 13G/A filed with the SEC on January 12, 2015, FMR LLC has sole voting power with respect to 351,717 of these shares and sole dispositive power with respect to 913,908 shares. FMR Co., Inc., Pyramis Global Advisors (Canada) ULC, Pyramis Global Advisors Trust Company, and Pyramis Global Advisors, LLC each beneficially own shares. Edward C. Johnson 3d is a Director and the Chairman of FMR, LLC, and Abigail P. Johnson is a Director, Vice Chairman, the Chief Executive Office and the President of FMR, LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR, LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management and Research Company (“FMR Co”), a wholly owned subsidiary of FMR, LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management and Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of the reporting persons is 245 Summer Street, Boston, Massachusetts 02210.

(9)
Based solely on a Schedule 13G/A filed with the SEC on April 10, 2015, BlackRock, Inc. and its subsidiaries have sole voting power with respect to 1,454,368 of these shares and sole distributive power with respect to 1,481,429 shares.

(10)
The last known addresses for Donald Tefertilla, Norman O. Schenk, Charles Jacob and Ernest E. Herbert are 4425 Congressional Drive, Corpus Christi Texas 78413, 4415 Waynesboro, Houston, Texas 77035, P.O. Box 57, Kenner, Louisiana 70062 and 320 Time Saver Avenue, Harahan, LA 70123, respectively.

EXECUTIVE OFFICERS

The following section sets forth the names and background of the executive officers.

Background of Executive Officers

NAME	POSITION	AGE
David R. Little	Chairman of the Board, President and Chief Executive Officer	63
Mac McConnell	Senior Vice President/Finance, Chief Financial Officer and Secretary	61
David C. Vinson	Senior Vice President/Innovative Pumping Solutions	64
John J. Jeffery	Senior Vice President/Supply Chain Services & Marketing	47
Todd Hamlin	Senior Vice President/Service Centers	43
Kent Yee	Senior Vice President/Corporate Development	40
Wayne Crane	Senior Vice President/Information Technology	52
Gary Messersmith	Senior Vice President/General Counsel	66

David R. Little. Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of DXP since its organization in 1996 and also has held these positions with SEPCO Industries, Inc., predecessor to the Company (“SEPCO”), since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President. Mr. Little gives our Board insight and in-depth knowledge of our industry and our specific operations and strategies. He also provides leadership skills and knowledge of our local community and business environment, which he has gained through his long career with DXP and its predecessor companies.

Mac McConnell. Mr. McConnell was elected Senior Vice President/Finance and Chief Financial Officer in September 2000. From February 1998 until September 2000, Mr. McConnell served as Senior Vice President, Chief Financial Officer and a director of Transportation Components, Inc., a NYSE-listed distributor of truck parts. From December 1992 to February 1998, he served as Chief Financial Officer of Sterling Electronics Corporation, a NYSE-listed electronics parts distributor, which was acquired by Marshall Industries, Inc. in 1998. From 1990 to 1992, Mr. McConnell was Vice President-Finance of Interpak Holdings, Inc., a publicly-traded company involved in packaging and warehousing thermoplastic resins. From 1976 to 1990, he served in various capacities, including as a partner, with Ernst & Young LLP.

David C. Vinson. Mr. Vinson was elected Senior Vice President/Innovative Pumping Solutions in January 2006. He served as Senior Vice President/Operations of DXP from October 2000 to December 2005. From 1996 until October 2000, Mr. Vinson served as Vice President/Traffic, Logistics and Inventory. Mr. Vinson has served in various capacities with DXP since his employment in 1981.

John J. Jeffery. Mr. Jeffery serves as Senior Vice President of Supply Chain Services, Marketing and Information Technology. Mr. Jeffery was elected Senior Vice President of Supply Chain services and Marketing in June 2010. Information Technology was added to his responsibilities during 2014. He oversees the strategic direction for the Supply Chain Services business unit while leveraging both Marketing and Information Technology to drive innovative business development initiatives for organizational growth and visibility. He began his career with T.L. Walker, which was later acquired by DXP in 1991. During his tenure with DXP, Mr. Jeffery has served in various significant capacities including branch, area, regional and national sales management as well as sales, marketing and Service Center vice president roles. He holds a Bachelor of Science in Industrial Distribution from Texas A&M University and is also a graduate of the Executive Business Program at Rice University.

Todd Hamlin. Mr. Hamlin was elected Senior Vice President of DXP Service Centers in June of 2010. Mr. Hamlin joined the Company in 1995. From February 2006 until June 2010 he served as Regional Vice President of the Gulf Coast Region. Prior to serving as Regional Vice President of the Gulf Coast Region he served in various capacities, including application engineer, product specialist and sales representative. From April 2005 through February 2006, Mr. Hamlin worked as a sales manager for the UPS Supply Chain Services division of United Parcel Service, Inc. He holds a Bachelors of Science in Industrial Distribution from Texas A&M University and a Master in Distribution from Texas A&M University. Mr. Hamlin serves on the Advisory Board for Texas A&M’s Master in Distribution degree program. In 2014, Mr. Hamlin was elected to the Bearing Specialists Association’s Board of Directors.

Kent Yee. Mr. Yee was elected Senior Vice President Corporate Development in March 2011. He leads DXP's mergers and acquisitions, business integration and internal strategic project activities. During March 2011, Mr. Yee joined DXP from Stephens Inc.'s Industrial Distribution and Services team where he served in various positions and most recently as Vice President from August 2005 to February 2011. Prior to Stephens, Mr. Yee was a member of The Home Depot’s Strategic Business Development Group with a primary focus on acquisition activity for HD Supply.  Mr. Yee was also an Associate in the Global Syndicated Finance Group at JPMorgan Chase. He has executed over 41 transactions including more than $1.3 billion in M&A and $3.4 billion in financing transactions primarily for change of control deals and numerous industrial and distribution acquisition and sale assignments. He holds a Bachelors of Arts in Urban Planning from Morehouse College and an MBA from Harvard University Graduate School of Business.

Wayne Crane. Wayne Crane was elected Senior Vice President and Chief Information Officer in August 2011. He leads DXP's information technology and telecommunications activities. Joining DXP in August 2011, Mr. Crane offers 25 years experience directing business and technology transformation for Fortune 1000 corporations and other technology based companies. Prior to DXP, Mr. Crane served as Chief Information Officer for CDS Global, a global technology solutions provider and wholly owned subsidiary of the Hearst Corporation. Until 2008, Mr. Crane served as CIO for the Attachmate/NetIQ, a publically traded systems and security management software company, where he was responsible for all technology efforts, including several business and product lines. Previously, Mr. Crane managed global technology efforts for BJ Services Company, a publicly traded oilfield services company. Mr. Crane holds a Master of Computer Science degree and an MBA.

Gary Messersmith. Mr. Messersmith was elected Senior Vice President and General Counsel of DXP Enterprises, Inc. in January 2013. Mr. Messersmith joined DXP on January 1, 2013 after practicing law for more than 40 years, most recently with Looper Reed & McGraw and prior to that with Fouts & Moore. During this period, Mr. Messersmith’s practice included corporate, real estate and oil and gas matters. From 1982 until 2001, Gary served as Managing Partner of Fouts & Moore. Since 1995, Gary has represented DXP in the acquisition of more than 27 companies and he has provided legal services to DXP in various other areas. Gary obtained his Bachelor of Science Degree in Finance from Indiana University in 1971 and his J.D. from South Texas School of Law in 1975.

All officers of DXP hold office until the regular meeting of the board of directors following the Annual Meeting or until their respective successors are duly elected and qualified or their earlier resignation or removal.

Compensation Discussion and Analysis

The Compensation Committee is composed of Cletus Davis, Timothy Halter and Bryan Wimberly. The purpose of the Compensation Committee is to review, approve and make recommendations to the Board on matters regarding the compensation of officers, directors, employees, consultants and agents of DXP and act as the administrative committee for any stock plans of DXP. The Compensation Committee makes its compensation decisions based upon its own research and analysis, with input from the principal executive officer or chief executive officer other than with respect to his own compensation. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from DXP for, compensation consultants, legal, accounting and other advisors as the Compensation Committee deems necessary to carry out its duties. No compensation consultants were retained and no formal compensation studies were performed in connection with determining the 2014 compensation of our executive officers.

We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly-qualified executive management team. With respect to our principal executive officer, principal financial officer and the other three most highly-compensated executive officers (collectively referred to as the “Named Executives”), this discussion describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the Named Executives and the policies and practices to administer such programs.

Compensation Philosophy and Objectives

The Compensation Committee is comprised entirely of non-employee directors. In addition to offering market competitive compensation programs, we place significant emphasis on pay for results where the primary goal is to motivate executive management to achieve the business and strategic objectives that drive shareholder value. Our executive compensation programs have been designed to achieve the following objectives:

•	attract and retain talented and experienced executives by offering market competitive compensation;
•	encourage teamwork and support a pay-for-results policy; and
•	motivate key executives to achieve strategic business initiatives and to reward them for their achievements.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both base salary and incentive compensation, with an emphasis on pay that is based on DXP’s performance.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation levels of all other Named Executives, the Compensation Committee meets with our Chief Executive Officer who makes recommendations to the committee regarding the compensation of the other Named Executives.

The Compensation Committee carefully considers the recommendations of the Chief Executive Officer when making decisions on setting base salary and granting awards under the incentive cash bonus plan to other Named Executives. The Compensation Committee determines equity incentive awards for each Named Executive on a case by case basis. In making compensation determinations, the Compensation Committee acts on the recommendations of the Chief Executive Officer, with modifications as deemed appropriate by the Compensation Committee, for Named Executives other than the Chief Executive Officer. The Compensation Committee determines each element of compensation for the Chief Executive officer and the other Named Executives.

The allocation between cash and non-cash compensation for Named Executives is based on the Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. For the fiscal year ended December 31, 2014, the elements of the compensation mix included:

•	Base salary;
•	Incentive cash bonuses;
•	Equity based compensation; and
•	Broad-based benefits programs.

Base Salary

The Compensation Committee establishes the base salary of each Named Executive based on consideration of the individual’s performance and experience, company performance and internal equitable considerations to support teamwork. The Compensation Committee considers the recommendations of our Chief Executive Officer in determining the appropriate base salary levels for the Named Executives, other than the Chief Executive Officer. The Compensation Committee considers the compensation of the Chief Executive Officers of other comparable publicly-held companies in determining the appropriate base salary for our Chief Executive Officer. Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly-qualified executive team, it believes that a significant portion of executive compensation should be based on a pay for-results model. In 2014, the Compensation Committee determined to increase the annual base salary of Todd Hamlin from $140,000 to $150,000 and not to change the base salaries of the other Named Executives.

Incentive Cash Bonuses

Each of our Named Executives is eligible to receive an incentive cash bonus.

Under the terms of the employment agreement with our Chief Executive Officer, he is entitled to receive a bonus of 5% of our profit before income tax, which is determined and paid on a quarterly basis. The Compensation Committee can decide to pay all or a portion of this bonus in the form of restricted stock. The determination of whether the bonus is to be paid in cash or shares of restricted stock is to be made prior to the date on which the amount of the bonus is determined. If shares of restricted stock will be issued, the number of shares is determined by dividing the portion of the bonus to be paid in restricted stock by the closing price of a share of our Common Stock on the last day of the month for which the bonus was earned, rounded up to the nearest whole share. For 2012, 2013, and 2014 all incentive cash bonuses were paid in cash. For 2014, the maximum incentive bonus for Mr. Little was $1,200,000.

At the beginning of each year, our Chief Executive Officer makes a recommendation to the Compensation Committee, which the Committee reviews and approves, regarding whether our other Named Executives will receive an incentive cash bonus and, if so, how the incentive cash bonus will be calculated. Each incentive cash bonus is calculated by multiplying our profit before income tax by two percentages. Profit before income tax, up to a maintenance amount, is multiplied by a percentage referred to as the Maintenance Incentive Factor. Profit before income tax above the maintenance amount is multiplied by a higher percentage referred to as the Growth Incentive Factor.

The two percentages are determined from a grid based upon the percentage determined by dividing profit before income tax by sales for the period. The grid for 2014 is as follows:

Income Before Taxes as a Percentage of Sales Equal to or Greater Than	Maintenance Incentive Factor	Growth Incentive Factor
0.0%	0.00%	0.00%
3.0%	0.12%	0.52%
3.5%	0.14%	0.61%
4.0%	0.16%	0.69%
4.5%	0.18%	0.78%
5.0%	0.20%	0.87%
5.5%	0.22%	0.95%
6.0%	0.24%	1.04%
6.5%	0.26%	1.13%
7.0%	0.28%	1.21%
7.5%	0.30%	1.30%
8.0%	0.32%	1.39%
8.5%	0.34%	1.47%
9.0%	0.36%	1.56%
9.5%	0.38%	1.65%

The maintenance amount for 2014 was $90 million. For 2014, the maximum incentive cash bonus under the plan for our named executives participating in the plan ranged from $340,000 to $400,000. The incentive cash bonuses were determined and paid quarterly. See the “Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation” for the incentive cash bonus amounts paid to our Named Executives in 2014.

Equity-Based Compensation

The Compensation Committee awards equity-based compensation to reward past performance and to retain our Named Executives by granting awards that vest over time. On May 4, 2011, the Compensation Committee of the Board of Directors of DXP Enterprises, Inc. established an equity incentive program under which David R. Little can earn an award of up to $500,000 of Common Stock under the 2005 Restricted Stock Plan each year for three years. Each award vests in one-third increments over three years. On May 11, 2012, the Compensation Committee amended this program, increasing the maximum annual award from $500,000 to $700,000. On May 13, 2013, the Compensation Committee further amended this program replacing the monetary thresholds into share amounts.  The amount of shares of each award will be determined based upon the increase of sales and net income for the preceding fiscal year. If both sales and net income increase by 20% or more for the preceding fiscal year the value of the award will be 15,000 shares.  An increase of less than 10% in sales and net income will result in an award of zero shares. Growth of between 10% and 20% will result in an award between zero and 15,000 shares as determined on a straight line basis by a matrix of sales growth and net income growth. On March 31, 2015, Mr. Little was granted 3,000 shares of restricted stock under this program, because sales increased 20.8% while net income declined in 2014 from 2013.

The Compensation Committee determines whether grants of equity-based compensation will be given to the other Named Executives each year based on the performance of the Company as a whole, the performance of the business unit for which the Named Executive is responsible and the contribution that the Named Executive made to the Company, together with a recommendation of our Chief Executive Officer. The equity-based compensation awarded to the Named Executives is determined by the Compensation Committee on a case-by-case basis. Kent Yee received an award of 4,000 shares of restricted stock during 2014. Todd Hamlin received an award of 3,000 shares of restricted stock during 2014. There were no other equity awards given to the Named Executives during 2014.

Executive Employment Agreements

DXP entered into an employment agreement effective January 1, 2004, as amended, with Mr. Little. The agreement is for an initial term of three years, renewable annually for a term to extend three years from such renewal date. The agreement provides for compensation of a minimum amount of $448,000 per year, to be reviewed at least annually for possible increases, monthly bonuses equal to 5% of the profit before tax of DXP as shown on the books and records of DXP at the end of each month and other perquisites in accordance with DXP policy. The aggregate of the monthly bonuses in any calendar year must not exceed twice his annual base salary. In the event Mr. Little terminates his employment for “Good Reason” (as defined in the employment agreement), or is terminated by the Company for other than “Good Cause” (as defined in the employment agreement), Mr. Little would receive a cash lump-sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the agreement, (ii) an amount equal to the sum of the most recent 12 months of bonus paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon, and any accrued vacation pay not yet paid by the Company, and (v) continuation of benefits under the Company’s benefit plans for the current employment period. Mr. Little is also entitled under the agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment of distribution made to him. In the event of Mr. Little’s death while employed by DXP, his estate will receive Mr. Little’s base salary in equal bi-weekly installments for a period of twenty-four months after the month of his death. In 2012, the Compensation Committee increased Mr. Little’s base salary from $448,000 to $600,000.

DXP entered into an employment agreement effective as of October 1, 2000, as amended, with Mr. McConnell. The agreement is for a term of one year, renewable automatically for one-year terms. The agreement provides for (i) base salary in the minimum amount of $170,000 per year and (ii) other perquisites in accordance with DXP policy. Under the agreement Mr. McConnell is entitled to an incentive cash bonus as described on page 13. In the event Mr. McConnell terminates his employment for “Good Reason” (as defined in the employment agreement), or is terminated by DXP for other than “Cause” (as defined in the employment agreement), he would receive (i) twenty-six bi-weekly payments totaling $170,000, (ii) a termination bonus equal to the previous four quarterly bonuses and (iii) any other payments due through the date of termination. In the event Mr. McConnell dies, becomes disabled or terminates the agreement with notice or the agreement is terminated by DXP for Cause, Mr. McConnell or Mr. McConnell’s estate, as applicable, would receive only the payments then due to him under the agreement through the date of termination.

Broad-Based Benefits Programs

Broad-based benefits, which are available to all employees, include health, dental, disability and life insurance, paid vacation time and company contributions to a 401(k) profit-sharing retirement plan. These benefits are provided in accordance with practices within the marketplace and, we believe, are a necessary element of compensation in attracting and retaining employees.

Internal Revenue Code Section 162(m) Consideration

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee designs certain components of executive compensation to ensure full deductibility. The Compensation Committee believes, however, that shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future in appropriate circumstances.

Administrative Policies and Practices

In administering the compensation programs of the Named Executives, the Compensation Committee meets at least four times a year in conjunction with regularly scheduled Board meetings. The Compensation Committee also meets telephonically to discuss special items (such as the payment of special bonuses). The Compensation Committee members regularly confer with our chief executive officer on matters regarding the compensation of the Named Executives, other than the chief executive officer, and other executive officers.

Influence of Say on Pay Results on Executive Compensation Decisions

The Compensation Committee is attentive to the outcome of the shareholder “Say on Pay” vote. At the Company’s 2014 annual shareholder meeting, the holders of 12,029,251 shares of common stock cast votes for approval of the proposal and only the holders of 135,922 shares of common stock cast votes against approval of the proposal. In addition, all shares of Series A Preferred Stock and Series B Preferred Stock that cast votes at the 2014 annual shareholder meeting cast votes for approval of the proposal. As such, the Compensation Committee did not change any practices or programs as a result of the 2014 meeting’s “Say on Pay” vote outcome.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2014, and no member of the Compensation Committee was an officer of the Company or any of its subsidiaries during the prior three years. In addition, during 2014, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

ANNUAL COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

Cletus Davis (Chairman)
Timothy P. Halter
Bryan Wimberly

2014 SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by the Company and its subsidiaries for the years ended December 31, 2014, 2013 and 2012 to the Named Executives.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non qualified Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)(3)	Total ($)
David R. Little President and CEO	2014 2013 2012	600,000 600,000 600,000	- - -	854,370 700,000 500,000	- - -	1,200,000 1,200,000 1,200,000	- - -	110,043 90,312 81,265	2,764,413 2,590,312 2,381,265
Mac McConnell Senior VP and CFO	2014 2013 2012	170,000 170,000 170,000	- - -	- - 111,000	- - -	278,816 340,000 350,000	- - -	9,554 9,451 9,141	458,370 519,452 640,141
Todd Hamlin, Senior VP, Service Centers	2014 2013 2012	150,000 140,000 140,000	- - -	293,430 - 111,000	- - -	278,816 360,000 350,000	- - -	9,146 12,425 9,534	731,392 512,425 610,534
Kent Yee Senior VP, Corporate Development	2014 2013 2012	150,000 150,000 150,000	- - -	391,240 - 111,000	- - -	278,816 360,000 350,000	- - -	14,200 14,000 14,000	834,256 524,000 625,000
Gary Messersmith Senior VP, General Counsel	2014 2013 2012	150,000 147,000 -	- - -	- 2,944,200 -	- - -	278,816 350,000 -	- - -	27,749 24,815 -	456,565 3,466,015 -

(1) The amounts shown in the Stock Awards column reflect the full grant date fair value of restricted stock units awarded in 2014, 2013 and 2012, respectively, computed in accordance with applicable accounting guidance, as required by Securities and Exchange Commission regulations. See also Note 11, Share-based Compensation, to our audited financial statements included in our annual report on form 10-K for the year ended December 31, 2014.The stock award amount for Mr. Little for 2014, 2013 and 2012 represent awards earned based upon 2013, 2012 and 2011 performance under an equity incentive program for Mr. Little. The 2012 award was the maximum award under the program. The 2014 and 2013 awards were 20% and 60%, respectively, of the maximum awards under the program.

(2) Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent bonuses earned during the indicated fiscal year based upon pre-tax income pursuant to DXP’s incentive cash bonus plans, described on page 13, for services rendered in the indicated fiscal year. Bonus amounts earned are determined and paid quarterly.

(3) Amounts disclosed under “All Other Compensation” for 2014 consists of the following:

ALL OTHER COMPENSATION
	David Little	Mac McConnell	Todd Hamlin	Kent Yee	Gary Messersmith
Other compensation
401(K) match	$ 5,200	$ 5,200	$ 5,200	$ 5,200	$ 5,200

Perquisites:
Personal use of company plane	77,613(*)	-	-	-	-
Personal use of company-owned auto	-	4,354	3,946	-	-
Car allowance	-	-	-	9,000	10,800
Social club dues	27,230	-	-	-	11,749
	$ 110,043	$ 9,554	$ 9,146	$ 14,200	$ 27,749

(*) Represents an estimate of the incremental cost of personal use of DXP aircraft. DXP used a methodology that includes incremental cost such as aircraft fuel, landing and parking services, repairs and maintenance, crew travel expenses, in-flight food and beverages and other expenses.

OUTSTANDING EQUITY AWARDS

The following table sets forth certain information with respect to outstanding equity awards to the Named Executives as of December 31, 2014:

Outstanding Equity Awards at 2014 Fiscal Year End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Little	-	-	-	-	-	12,000(1) 3,832(2) 6,247(3) 9,000(4)	$ 606,360 $ 193,631 $ 315,661 $ 454,770	-	-
Mac McConnell	-	-	-	-	-	1,000(5)	$ 50,530	-	-
Todd Hamlin	-	-	-	-	-	2,000(6) 2,000(7) 1,000(5) 3,000(9)	$ 101,060 $ 101,060 $ 50,530 $ 151,590	-	-
Kent Yee	-	-	-	-	-	24,000(8) 1,000(5) 4,000(9)	$ 1,212,720 $ 50,530 $ 202,120	-	-
Gary Messersmith	-	-	-	-	-	48,000(10)	$ 2,425,440	-	-

(1) These shares vest in three equal installments commencing on October 24, 2015 and ending on October 24, 2017.
(2) These shares vest on March 31, 2015.
(3) These shares vest in two equal installments commencing on March 31, 2015 and ending on March 31, 2016.
(4) These shares vest in three equal installments commencing on March 31, 2015 and ending on March 31, 2017.
(5) These shares vest on February 28, 2015.
(6) These shares vest on October 28, 2015.
(7) These shares vest in two equal installments commencing on August 10, 2015 and ending on August 10, 2016.
(8) These shares vest in two equal installments commencing on March 3, 2015 and ending on March 3, 2016.
(9) These shares vest in five equal installments commencing on February 19, 2015 and ending on February 19, 2019.
(10) These shares vest in four equal installments commencing on January 1, 2015 and ending on January 1, 2018.

Market value of shares of restricted stock that have not vested is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our Common Stock at December 31, 2014, which was $50.53.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option exercises and stock awards acquired on vesting during the fiscal year ended December 31, 2014 to the Named Executives.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Little	-	-	11,823	995,357
Mac McConnell	-	-	1,000	101,760
Todd Hamlin	-	-	4,000	308,100
Kent Yee	-	-	13,000	1,312,560
Gary Messersmith	-	-	12,000	1,323,840

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2014 to the Named Executives.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
David Little	-	-	1,200,000	1,200,000	-	-	-	-	-	-	-
	3/31/2014	-	-	-	-	-	-	9,000	-	-	854,370

Mac McConnell	-	-	340,000	340,000	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-	-	-	-
Todd Hamlin	-	-	380,000	380,000	-	-	-	-	-	-	-
	2/19/2014	-	-	-	-	-	-	3,000	-	-	293,430
Kent Yee	-	-	390,000	390,000	-	-	-	-	-	-	-
	2/19/2014	-	-	-	-	-	-	4,000	-	-	391,240
Gary Messersmith	-	-	380,000	380,000	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-	-	-	-

(1) We award cash bonuses pursuant to our incentive cash bonus plans, as described on page 13, which provide for the payment of quarterly cash bonuses based upon pre-tax income. The actual amount earned by each of the Named Executives for fiscal year ended December 31, 2014 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2) Represents the full grant date fair value of each award.

POTENTIAL PAYMENTS UPON TERMINATION

None of our Named Executives, other than Mr. Little and Mr. McConnell, is entitled to any payments from the Company in the event his employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his employment.

Mr. Little is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his voluntary termination other than for “Good Reason” (as defined in his employment agreement) or his involuntary termination by the Company for “Good Cause” (as defined in his employment agreement). In the event that the Company had terminated Mr. Little’s employment without “Good Cause” or he had voluntarily terminated with “Good Reason” on January 1, 2015, Mr. Little would have been entitled to a lump-sum severance payment of $6,600,000 and continuation of healthcare benefits and social club dues having a value of $126,659 for a total value of $6,726,659 In the event of Mr. Little’s death, his estate will receive Mr. Little’s base salary in equal bi-weekly installments for a period of twenty-four months after the month of his death. In the event Mr. Little had died on January 1, 2015, his family would have been entitled to payments totaling $1,200,000.

Mr. McConnell is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of his death or disability or as the result of his voluntary termination other than for “Good Reason” (as defined in his employment agreement) or his involuntary termination by the Company for “Good Cause” (as defined in his employment agreement). In the event that the Company had terminated Mr. McConnell’s employment without “Good Cause” or he had voluntarily terminated with “Good Reason” on January 1, 2015, Mr. McConnell would have been entitled to a lump sum severance payment of $278,816 and twenty-six bi-weekly payments totaling $170,000.

COMPENSATION OF DIRECTORS

Director’s Fees. At the beginning of 2014, each of our independent directors received a fee of $3,000 for each quarterly board meeting. Our directors who are our employees or otherwise are not independent do not receive any compensation for attending board or committee meetings.

Restricted Stock. In addition to the compensation set forth above, each non-employee director receives restricted stock granted under the Plan. The number of whole shares granted each July 1 is calculated by dividing $75,000 by the closing price of the Common Stock on such July 1. The fair value of restricted stock awards is measured based upon the closing prices of DXP’s Common Stock on the grant dates and is recognized as compensation expense over the vesting period of the awards.

On July 1, 2014, Messrs. Davis, Halter and Wimberly each received 973 shares of restricted stock. The shares of restricted stock vest on the anniversary of the date of grant.

The table below summarizes the compensation paid by the Company to our Directors, other than Mr. Little, for the fiscal year ended December 31, 2014.

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cletus Davis	$12,000	$74,999	-	-	-	-	$86,999
Timothy Halter	$12,000	$74,999	-	-	-	-	$86,999
Bryan Wimberly	$9,000	$74,999					$83,999
(1) Reflects the full grant date fair value of the 2014 restricted stock awards to Messrs. Halter, Davis and Wimberly computed in accordance with applicable accounting guidance, as required by Securities and Exchange Commission regulations. The grant date fair value of each 2014 award was $74,999 for Messrs Davis, Halter and Wimberly, based on the closing price of our common stock on the grant date. See also Note 11, Share-based Compensation, to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, there were 2,919 shares of restricted stock outstanding under our Plan for non-employee directors, which reflects the 973 restricted shares granted to Messrs. Davis, Halter and Wimberly that were eligible for an award under the plan on July 1, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2012 and 2013, the Company entered into multiple lease agreements for office space for a corporate location in a building owned by an entity controlled by Mr. Little. Charges incurred during 2014 for these leases amounted to $429,739. The Company will enter into more leases as DXP employees currently located at our current primary corporate location continue to migrate to the new office building owned by an entity controlled by Mr. Little.

During 2014, the Company entered into a lease agreement for warehouse and office space for a Service Center location in a building owned by an entity controlled by Mr. Little. Rent incurred by DXP during 2014 for this lease amounted to $315,690.

The Company employs two people who work for David Little maintaining real estate owned by Mr. Little. Mr. Little reimbursed the Company for the cost of these employees including salaries, payroll taxes, 401(k) matching and health insurance at the COBRA rate. The cost to Mr. Little of these two employees during 2014 was $129,944.

The Company leases hunting facilities from an entity controlled by David Little for $150,000 per year. The Company employs four people who work for Mr. Little at the hunting facility. The cost to Mr. Little of these employees, including salaries, payroll taxes, health insurance at the COBRA rate, vehicles, fuel and supplies, was $283,022 for 2014.

Nicholas Little, Regional Vice President, son of David Little, earned $264,323 during 2014. Mr. Paz Maestas, Vice President/Operations Support, son-in-law of David Little, earned $287,656 during 2014.

DXP’s Business Ethics policy requires that conflicts of interest in any form be avoided. The Board has adopted written policies and procedures, to be applied by the Audit Committee of the Board, for review, approval or ratification of any transactions with related persons. Those policies and procedures apply to any proposed transactions in which DXP is a participant, the amount involved exceeds $120,000 and any director, executive officer or significant shareholder or any immediate family member of such a person has a direct or material indirect interest. The policy requires that any such proposed transaction be reviewed by the Audit Committee of the Board of Directors to determine, among other things, the benefits of the transaction to DXP, the availability of other sources of comparable products or services and whether the terms of the proposed transaction are comparable to those provided to unrelated third parties.

AUDIT COMMITTEE REPORT

The Audit Committee works closely with management, as well as with DXP’s independent auditors. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2014 with management and the independent auditors. The Audit Committee also has discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on its discussions with management and with the Company’s independent auditors and on its own review of the Company’s financial statements, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee

Cletus Davis
Timothy P. Halter
Bryan Wimberly

PRINCIPAL AUDITOR FEES AND SERVICES

Grant Thornton LLP (“Grant Thornton”) served as independent auditors for the fiscal year ended December 31, 2014. Representatives of Grant Thornton are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Hein & Associates LLP (“Hein”) served as independent auditors for the fiscal year ended December 31, 2013.

The following table shows the fees incurred by DXP for the audit and other services provided by Grant Thornton for 2014 and Hein for 2013.

	2014	2013
Audit Fees (1)	$877,500	$711,000
Audit-Related Fees	-	40,000
Tax Fees	-	-
All Other Fees	-	-
Total	$877,500	$751,000
(1)Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.

The Audit Committee considers the provision of services by Grant Thornton, if any, not related to the audit of DXP’s financial statements and the review of DXP’s interim financial statements when evaluating Grant Thornton’s independence.

On April 4, 2014, after an extensive evaluation process of several independent registered public accounting firms, the Company engaged Grant Thornton LLP (“Grant Thornton”) to serve as its independent registered public accounting firm for fiscal 2014, replacing Hein. The selection effectively dismissed Hein as the Company’s independent registered public accounting firm. The change in accountants was approved by the Company’s Audit Committee and did not result from any dissatisfaction with the quality of professional services rendered by Hein.

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2014 and 2013 set forth in the table above were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires DXP’s officers, directors and persons who own more than 10% of a registered class of DXP equity securities to file statements on Form 3, Form 4 and Form 5 with the Securities and Exchange Commission regarding ownership. Officers, directors and greater than 10% shareholders are required by Section 16(a) to furnish us, with copies of all Section 16(a) reports which they file. Based solely on a review of copies of such reports furnished to us all Section 16(a) filing requirements were met during the fiscal year ended December 31, 2014 with the exception of the following persons: (a) David Little, who had three late reports consisting of three transactions; (b) David Vinson, who had four late reports consisting of five transactions; (c) Todd Hamlin, who had one late report consisting of one transaction; (e) Mac McConnell, who had two late reports consisting of two transactions; (f) Kent Yee, who had three late reports consisting of three transactions; (h) John Jeffrey, who had two late reports consisting of two transactions; and (i) Gary Messersmith, who had one late report consisting of one transaction.

PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Meeting, the shareholders will vote on a non-binding, advisory resolution regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our shareholders. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a shareholder the opportunity to express approval or withhold approval of the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in DXP’s 2015 proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of our executive compensation program.

Because your vote is advisory, it will not be binding upon DXP or our Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This proposal must be approved by the affirmative vote of the holders of shares representing at least a majority of the shares entitled to vote at the meeting and represented at the meeting, by person or proxy, by the holders of our Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Board Recommendation

Our Board recommends that you vote “FOR” the resolution to approve on an advisory basis the compensation of DXP’s named executive officers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below sets forth the following information as of the end of December 31, 2014 for (i) all compensation plans previously approved by our shareholders and (ii) all compensation plans not previously approved by our shareholders.

Plan category	Number of Shares to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options	Non-vested restricted shares outstanding	Weighted average grant price	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	N/A	N/A	179,942	$52.71	85,643(1)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	179,942	$52.71	85,643(1)
(1) Represents shares of common stock authorized for issuance under the 2005 Restricted Stock Plan.

PROPOSALS FOR NEXT ANNUAL MEETING

Any proposals of shareholders intended to be included in DXP’s proxy statement for the 2016 Annual Meeting of Shareholders must be received by DXP at its principal executive offices, 7272 Pinemont Drive, Houston, Texas 77040, no later than January 15, 2016, in order to be included in the proxy statement and form of proxy relating to that meeting.

Any shareholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2016 Annual Meeting of Shareholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 24, 2016 and March 25, 2016, which is 90 to 120 days prior to the one year anniversary of the upcoming Annual Meeting. In addition, our shareholders must comply with the requirements of the SEC related to nominations and shareholder proposals and the procedural requirements in our bylaws, which shareholders can obtain from us upon request and which are also on file with the SEC. These requirements are separate and apart from and in addition to the requirements of federal securities laws with which a shareholder must comply to have a shareholder proposal included in DXP’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Our bylaws provide that if a shareholder wishes to nominate a person for election as director (which is separate from simply recommending someone to be considered by our Nominating and Governance Committee for inclusion on the Company’s slate of directors) or to propose other business to be considered at one of our annual meetings of shareholders, that shareholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. The shareholder proposing such business or making such nomination must be a shareholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

•
a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

•
a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

To be considered, proposals for business to be considered by our shareholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

•	a brief description of the business desired to be brought before the annual meeting;

•	the reasons for conducting such business at the annual meeting;

•
the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment;

•	any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

•
a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such shareholder; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

—	the name and address of such shareholder, as they appear on our books, and of such beneficial owner, if any,

—	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such shareholder and by such beneficial owner,

—
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such shareholder and by such beneficial owner, if any,

—
any other direct or indirect opportunity held or owned beneficially by such shareholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner, if any, has a right to vote any shares of any of our securities,

—	any short interest in any of our securities,

—	any right to dividends on our shares of capital stock owned beneficially by such shareholder or such beneficial owner, if any, which right is separated or separable from the underlying shares,

—
any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner, if any, is a general partner or with respect to which such shareholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and

—
any performance-related fees, other than an asset-based fee, to which such shareholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such shareholder and such beneficial owner, if any, not later than 10 days after the Record Date for the annual meeting to disclose such ownership as of the Record Date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our Corporate Secretary. Such information shall also include any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from shareholders in support of such proposal or nomination.

The proposing shareholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our policy governing director qualifications and nominations, and that could be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

OTHER MATTERS

We know of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

The cost of solicitation of proxies in the accompanying form will be paid by DXP. In addition to solicitation by use of the mails, certain directors, officers or employees, who will not receive any additional compensation for the solicitation of proxies, may solicit the return of proxies by telephone, facsimile or personal interview.

DXP ENTERPRISES, INC.

PROXY - ANNUAL MEETING OF SHAREHOLDERS – COMMON STOCK
June 23, 2015

Notice of Internet Availability of Proxy Material:
The Notice of Meeting, proxy statement and annual report are available at http://materials.proxyvote.com/233377.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Common Stock of DXP Enterprises, Inc. (“DXP”) hereby appoints David R. Little and Mac McConnell, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 23, 2015, at 9:00 a.m., Central Daylight Time, at the offices of DXP, 7272 Pinemont, Houston, Texas 77040 and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return to Mac McConnell, 7272 Pinemont Drive, Houston, Texas 77040.

(1) ELECTION OF DIRECTORS:
FOR all of the nominees listed below [ ] (except as indicated to the contrary below)	WITHHOLD AUTHORITY [ ] to vote for election of directors
NOMINEES: David R. Little, Cletus Davis, Timothy P. Halter, and Bryan Wimberly

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
__________________________________________________

(2)    Approve, as a non-binding advisory vote, the compensation of the named executive officers:
[ ]  For     [ ]  Against     [ ]  Abstain

(3)  In their discretion, the above-named proxies are authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2015 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of all of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, “FOR” another Nominee or other nominees to be selected by the Board of Directors, and (ii) “FOR” approval of the Company’s executive compensation.

Signature of Shareholder(s):	Date: _______________________________
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

DXP ENTERPRISES, INC.

PROXY - ANNUAL MEETING OF SHAREHOLDERS – SERIES A PREFERRED STOCK
June 23, 2015

Notice of Internet Availability of Proxy Material:
The Notice of Meeting, proxy statement and annual report are available at http://materials.proxyvote.com/233377.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Series A Preferred Stock of DXP Enterprises, Inc. (“DXP”) hereby appoints David R. Little and Mac McConnell, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 23, 2015, at 9:00 a.m., Central Daylight Time, at the offices of DXP, 7272 Pinemont, Houston, Texas 77040 and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return to Mac McConnell, 7272 Pinemont Drive, Houston, Texas 77040.
(1) ELECTION OF DIRECTORS:
FOR all of the nominees listed below [ ] (except as indicated to the contrary below)	WITHHOLD AUTHORITY [ ] to vote for election of directors
NOMINEES: David R. Little, Cletus Davis, Timothy P. Halter, and Bryan Wimberly

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

(2)    Approve, as a non-binding advisory vote, the compensation of the named executive officers:
[ ]  For     [ ]  Against     [ ]  Abstain

(3)  In their discretion, the above-named proxies are authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2015 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of all of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, “FOR” another Nominee or other nominees to be selected by the Board of Directors, and (ii) “FOR” approval of the Company’s executive compensation.

Signature of Shareholder(s):	Date: _______________________________
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

DXP ENTERPRISES, INC.

PROXY - ANNUAL MEETING OF SHAREHOLDERS – SERIES B PREFERRED STOCK
June 23, 2015

Notice of Internet Availability of Proxy Material:
The Notice of Meeting, proxy statement and annual report are available at http://materials.proxyvote.com/233377.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of Series B Preferred Stock of DXP Enterprises, Inc. (“DXP”) hereby appoints David R. Little and Mac McConnell, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 23, 2015, at 9:00 a.m., Central Daylight Time, at the offices of DXP, 7272 Pinemont, Houston, Texas 77040 and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return to Mac McConnell, 7272 Pinemont Drive, Houston, Texas 77040.
(1) ELECTION OF DIRECTORS:
FOR all of the nominees listed below [ ] (except as indicated to the contrary below)	WITHHOLD AUTHORITY [ ] to vote for election of directors
NOMINEES: David R. Little, Cletus Davis, Timothy P. Halter, and Bryan Wimberly

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

(2)    Approve, as a non-binding advisory vote, the compensation of the named executive officers:
[ ]  For     [ ]  Against     [ ]  Abstain

(3)  In their discretion, the above-named proxies are authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2015 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted (i) “FOR” the election of all of the director Nominees named in Item 1, or if any one or more of the nominees becomes unavailable, “FOR” another Nominee or other nominees to be selected by the Board of Directors, and (ii) “FOR” approval of the Company’s executive compensation.

Signature of Shareholder(s):	Date: _______________________________
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

EXERCISE YOUR RIGHT TO VOTE
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on June 23, 2015

Meeting Information

Meeting Type:  Annual Meeting
For holders as of:  April 27, 2015
Date:  June 23, 2015
Time:  9:00 A.M.
Location:  7272 Pinemont Drive, Houston, TX 77040

You are receiving this communication because you hold shares in the above named company.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the internet.  You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

SEE REVERSE SIDE OF THIS NOTICE TO OBTAIN PROXY MATERIALS AND VOTING INSTRUCTIONS

HOW TO ACCESS THE PROXY MATERIALS

Proxy Materials Available to VIEW or RECEIVE:
1. Form 10-K
2. Notice & Proxy Statement

How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit:  www.proxyvote.com

How to Request and Receive a PAPER or E-MAIL copy:
If you want to receive a paper or e-mail copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1. BY INTERNET:  www.proxyvote.com
2. BY TELEPHONE:  1-800-579-1639
3. BY E-MAIL:  sendmaterial@proxyvote.com

If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  Please make the requests as instructed above on or before June 6, 2015 to facilitate timely delivery.

HOW TO VOTE

Vote in Person:  Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting.  Please check the meeting materials for any special requirements for meeting attendance.  At the meeting, you will need to request a ballot to vote these shares.

Vote by Internet:  To vote now by internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail:  you can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

VOTING ITEMS

The Board of Directors recommends you vote FOR the following:

1.  Election of Directors

Nominees
01  David R. Little
02  Cletus Davis
03  Timothy P. Halter
04  Bryan Wimberly

The Board of Directors recommends you vote FOR proposal 2:

2.  Approve, as non-binding advisory vote, the compensation of the named executive officers.

NOTE:  In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters indicant to the conduct of the meeting.